Exhibit 99.1

News	NYSE: BWS For Immediate Release Contact: Beth Fagan, VP Public Affairs 314-854-4093 // 314-368-3164 (cell)

Brown Shoe Announces Pricing of Senior Notes

ST.LOUIS, MISSOURI, April 19, 2005 — Brown Shoe Company, Inc. (NYSE: BWS) , a leading footwear retailer and wholesaler in the United States, today announced it priced $150 million aggregate principal amount of its 8.75% Senior Notes due 2012 in a private placement. The offering is expected to close on or about April 22, 2005. The issuance of the notes is conditioned upon the consummation of the previously announced acquisition of Bennett Footwear Holdings, LLC, and is subject to other customary closing conditions. The net proceeds of the offering will to be used to finance a portion of the acquisition price of Bennett and to pay related fees and expenses.

        The notes will be offered and sold only to qualified institutional buyers in reliance on Rule 144A and outside the United States to non-U.S. persons in reliance on Regulation S. The notes have not been registered under the Securities Act of 1933 or applicable state securities or blue sky laws, and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws. This press release shall not constitute an offer of any senior notes for sale or an offer to exchange or the solicitation of an offer to exchange any senior notes, nor shall there be any sale or exchange of the senior notes in any state in which such offer, solicitation, sale or exchange would be unlawful.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains certain forward-looking statements, including without limitation, the statements regarding the completion of the acquisition of Bennett Footwear, the ability of the Company to finance the acquisition of Bennett, Bennett’s business and financial outlook and the benefits to the Company of the acquisition of Bennett. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially, including risks to the closing of the acquisition or the Company’s ability to finance the acquisition. These risks also include (i) general economic conditions and the consumer’s preferences and purchasing patterns, which may be influenced by consumers’ disposable income; (ii) the uncertainties of currently pending litigation; (iii)

Brown Shoe Announces Pricing of Senior Notes

intense competition within the footwear industry; and (iv) political and economic conditions or other threats to continued and uninterrupted flow of inventory from Brazil and China, where both companies rely heavily on third-party manufacturing facilities for a significant amount of their inventory. The Company’s reports to the Securities and Exchange Commission contain detailed information relating to such factors. The Company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.